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Exhibit 21.1

KAPSTONE PAPER AND PACKAGING CORPORATION
SUBSIDIARIES OF THE COMPANY

Consolidated Subsidiaries	Organized Under Laws of	Percentage Ownership
KapStone Kraft Paper Corporation	Delaware	100%
KapStone Charleston Kraft, LLC	Delaware	100%
KapStone Container Corporation	Georgia	100%
KapStone Europe SPRL	Belgium	100%
KapStone Asia Limited	Hong Kong	100%

        The mill located in Cowpens, South Carolina is owned by KapStone Container Corporation and does business as KapStone Kraft Paper Corporation.

Non-Consolidated Subsidiaries

        None

        On October 31, 2011, KapStone Kraft Paper Corporation acquired U.S. Corrugated Acquisition Inc. and its subsidiaries, including U.S. Corrugated, Inc., which was renamed KapStone Acquisition Inc. and KapStone Container Corporation, respectively. As part of an internal reorganization, KapStone Acquisition Inc. and all of U.S. Corrugated Inc.'s former subsidiaries were merged (directly or indirectly) into KapStone Container Corporation, with KapStone Container Corporation surviving the merger as a wholly-owned subsidiary of KapStone Kraft Paper Corporation and the owner of all of the USC entities' assets.

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  Exhibit 21.1
KAPSTONE PAPER AND PACKAGING CORPORATION SUBSIDIARIES OF THE COMPANY